Exhibit 99.1

July 27, 2006


Quarterly Report
Second Quarter 2006


We are very pleased to report that our net income for the second quarter ended June 30, 2006 was $1.7 million, which represented a 13.2% increase over the $1.5 million earned for the second quarter ended June 30, 2005. After the effects of dilution, earnings per share for the quarter equaled 64 cents, which represented a 14% increase over the 56 cents per share for the same quarter in 2005.

Net income for the first six months of the fiscal year was $3.0 million, which represents a 5.6% increase over the $2.8 million earned through the second quarter of 2005. Pre-tax earnings were up 10.9% when compared to the six months ended June 30, 2005. As a result of these earnings increases, our earnings per share for the year increased from $1.05 to $1.12, a 6.7% increase.

Total assets reached $553 million through the first six months of the year compared to $526 million through the first six months of 2005, which represents a 5.2% increase in total assets. Loans were up 4.7% over the previous year, which reflects a steady increase in loan demand. Deposits were up slightly over the previous year and ended on June 30, 2006 at $388.6 million.

We continue to be excited about our merger with Peoples Bancorp of Sandy Hook, Inc., which closed on July 7, 2006. The respective management and staff of each institution have worked extremely well together to ensure that we complete this transaction in a timely manner. We are extremely excited about the opportunities that this merger will offer you as shareholders.

We are pleased to announce that Lonnie Conley, a local businessman, has agreed to join our Bourbon Regional Advisory Board, and we look forward to his contributions.


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                              Percentage
                                                      6/30/2006          6/30/2005              Change
Assets
  Cash & Due From Banks                             $  14,803,215      $  10,976,945             34.9%
  Securities                                          125,496,578        120,385,001              4.2
  Loans Held For Sale                                     103,981                  -              n/m
  Loans                                               384,192,767        366,840,594              4.7
  Reserve for Loan Losses                               4,407,721          4,431,400             -0.5
    Net Loans                                         379,785,046        362,409,194              4.8
  Federal Funds Sold                                      127,000            216,000            -41.2
  Other Assets                                         33,027,847         31,812,011              3.8
     Total Assets                                   $ 553,343,667      $ 525,799,151              5.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  77,260,984      $  69,855,638             10.6%
    Savings & Interest Checking                       134,209,671        133,459,608              0.6
    Certificates of Deposit                           177,158,693        181,676,937             -2.5
      Total Deposits                                  388,629,348        384,992,183              0.9
  Repurchase Agreements                                15,046,453         15,345,601             -1.9
  Other Borrowed Funds                                 99,376,873         75,468,197             31.7
  Other Liabilities                                     3,488,089          3,686,441             -5.4
    Total Liabilities                                 506,540,763        479,492,422              5.6
  Stockholders' Equity                                 46,802,904         46,306,729              1.1
    Total Liabilities & Stockholders' Equity        $ 553,343,667      $ 525,799,151              5.2%


CONSOLIDATED INCOME STATEMENT

                                                Six Months Ending                   Three Months Ending
                                                                Percentage                           Percentage
                                       6/30/2006     6/30/2005    Change     6/30/2006    6/30/2005    Change
Interest Income                       $16,296,044   $13,753,086    18.5%    $8,245,104   $7,032,935    17.2%
Interest Expense                        7,309,260     5,146,761    42.0      3,734,136    2,648,161    41.0
  Net Interest Income                   8,986,784     8,606,325     4.4      4,510,968    4,384,774     2.9
Loan Loss Provision                       240,000       416,500   -42.4        108,200      166,600   -35.1
  Net Interest Income After Provision   8,746,784     8,189,825     6.8      4,402,768    4,218,174     4.4
Other Income                            3,301,159     3,388,042    -2.6      1,704,900    1,834,185    -7.0
Other Expenses                          7,827,050     7,773,424     0.7      3,729,188    3,954,071    -5.7
  Income Before Taxes                   4,220,893     3,804,443    10.9      2,378,480    2,098,288    13.4
Income Taxes                            1,211,974       955,242    26.9        662,490      582,340    13.8
  Net Income                            3,008,919     2,849,201     5.6      1,715,990    1,515,948    13.2
Net Change in Unrealized Gain (loss)
  on Securities                        (1,482,112)     (199,276)  643.7       (778,738)     889,874  -187.5
  Comprehensive Income                $ 1,526,807   $ 2,649,925   -42.4%   $   937,252   $2,405,822   -61.0%

Selected Ratios
  Return on Average Assets                   1.07%         1.09%                 1.23%         1.23%
  Return on Average Equity                   12.8          12.6                  14.6          14.2

  Earnings Per Share                      $  1.13       $  1.06               $  0.65       $  0.56
  Earnings Per Share - assuming dilution     1.12          1.05                  0.64          0.56
  Cash Dividends Per Share                   0.50          0.46                  0.25          0.23
  Book Value Per Share                      17.51         17.25

  Market Price                          High        Low         Close
    Second Quarter '06                 $29.75      $27.00      $27.00
    First Quarter '06                  $30.00      $29.00      $29.00